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For more information:                                   For immediate release:
--------------------                                    ---------------------
Bob Dye                                                       April 28, 2003
414-224-2725  rdye@jc.com


                 Ulice Payne Jr. will not stand for re-election

Milwaukee, Wis. - Ulice Payne Jr., who has been on the board of directors of Journal Communications for two years, has declined to be re-nominated to the board due to his new responsibilities with the Milwaukee Brewers Baseball Club, where he is president.

With Payne leaving the board, any conflicts of interest that could arise in the normal course of business are avoided. Newsradio 620 WTMJ, a Journal Communications station, is the flagship for the Brewers radio network. Several other Journal Communications companies and the Brewers purchase advertising from each other.

"Ulice has been a real asset to the board, offering valuable advice to us on many topics," said Steven J. Smith, chairman of the board and chief executive officer of Journal Communications. "We are sorry to see him go, but we respect his wishes. He leaves with the sincere thanks of all of our employee-owners."

Payne said, "Journal Communications is a strong and successful company, and I will enjoy watching it grow in the future. I have been very supportive of the company's permanent capital study, and look forward to its successful completion."

According to a proxy statement in advance of the company's annual meeting of stockholders on June 3, 13 directors have been re-nominated to the board. There are two vacancies for new outside directors to be added later.

                                     (more)

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Page Two
Ulice Payne Jr.
April 28, 2003


Journal Communications is a diversified media and communications company operating businesses in newspaper publishing, radio and television broadcasting, telecommunications and printing services. In addition, the company operates a label printing business and a direct marketing services business.

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